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                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                            200.83 AND 240.24B-2


                                   CIMA LABS INC.
                      DEVELOPMENT AND LICENSE OPTION AGREEMENT
                                        WITH
                             IPR PHARMACEUTICALS, INC.


    THIS DEVELOPMENT AND LICENSE OPTION AGREEMENT (the "Agreement") is entered into by and between CIMA LABS INC., a Delaware corporation ("CIMA") and IPR PHARMACEUTICALS, INC., ("IPR"), on this 10th day of September, 1997 (the "EFFECTIVE DATE").

                                       RECITALS

    WHEREAS, CIMA owns or has rights to certain patented oral drug-delivery technology referred to as OraSolv-Registered Trademark-, which has applications in the field of pharmaceutical product formulation; and

    WHEREAS, IPR has an exclusive license to make, have made, use and sell [...***...] on a [...***...] and has access to substantial expertise and experience in the development, commercialization and marketing of human pharmaceutical products; and

    WHEREAS, the parties desire to explore the possibility of entering into future agreements regarding the development and commercialization of OraSolv-Registered Trademark- formulations of a certain pharmaceutical product for sale in the prescription markets worldwide; and

    WHEREAS, IPR wishes to sponsor the development by CIMA of a prototype of a certain pharmaceutical product formulation for IPR's evaluation, subject to the granting by CIMA to IPR of an option to enter into a license agreement with CIMA on terms further described herein.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

ARTICLE 1.    DEFINITIONS

    1.1 "AFFILIATE" means with respect to each party, any corporation or other business entity which (a) directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign organization in a particular jurisdiction) having the power to vote or direct the affairs of such entity, or (b) directly or indirectly controls, is controlled by or is under common control with such party. As used herein, the term "control" means possession of the power to direct, or cause the


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direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

    1.2 "DEVELOPMENT AND SCALE-UP PLAN" shall mean the plan set forth on Exhibit A for the development of the Prototype and its scale-up.

    1.3 "FIELD" shall mean prescription pharmaceutical products incorporating the OraSolv-Registered Trademark- Technology containing as active ingredient in any formulation or dosage, [...***...], or any other [...***...] compound for the treatment of [...***...], including without limitation, the Product for sale in prescription markets [...***...].

    1.4 "FINAL PROTOTYPE" shall mean the product which meets the general specifications as set forth in Exhibit C as agreed to by the parties and any further specifications agreed to by the parties.

    1.5  "OPTION" shall have the meaning assigned thereto in Section 3.1.

    1.6 "ORASOLV-Registered Trademark- TECHNOLOGY" shall mean CIMA's effervescent, fast-dissolving, oral drug-delivery tablet technology which includes, to the extent applicable to the formulation of a product which meets the criteria set forth on Exhibit D, (i) the inventions disclosed in patents and patent applications owned, controlled or licensed (with the right to sublicense) by CIMA during the term of this Agreement, including those listed on Exhibit B, and (ii) all know-how, technology, trade secrets, data, processes and methods, or other information owned, controlled or licensed (with the right to sublicense) by CIMA during the term of this Agreement.

    1.7 "PRODUCT" shall mean the pharmaceutical dosage form which is formulated using the OraSolv-Registered Trademark- Technology and which contains [...***...] as its active ingredient, whether [...***...].

    1.8 "PROTOTYPE" shall mean the prototype of the Product to be developed by CIMA pursuant to the Development and Scale-Up Plan and in accordance with the general specifications set forth on Exhibit C, and any further specifications agreed to by the parties.

ARTICLE 2.    PROTOTYPE DEVELOPMENT

    2.1 GENERAL. In consideration for certain development fees set forth below, CIMA will use all commercially reasonable efforts to develop and deliver to IPR a Prototype, subject to the terms of this Agreement and in accordance with the specifications set forth on Exhibit C (and any further specifications agreed to by the parties) and the schedule set forth in
Section 2.2. Upon receipt of the Prototype, IPR will evaluate the Prototype in accordance with the schedule set forth in Section 2.2. In consideration for certain fees set forth in, and subject to the terms of, this Agreement, CIMA shall grant to IPR the license option with respect to the commercialization of the Product further described below.

    2.2 DEVELOPMENT SCHEDULE. Following the Effective Date and receipt of the materials from IPR delineated under Phase I of the Development and Scale-Up Plan in such quantities as may be necessary from


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time to time to complete the Development and Scale-Up Plan, CIMA shall initiate development of the Prototype. CIMA will develop the Final Prototype in [...***...] to be determined by mutual agreement as described in Exhibit
C. CIMA and IPR each acknowledge and agree that Phase I of the Development and Scale-Up Plan is expected to be completed within approximately [...***...]
 from the date of initiation of Phase I of the Development and Scale-Up Plan (which date shall be agreed upon and recorded in writing by the parties) (the "Initiation Date"). To that end, during the implementation of Phase I of the Development and Scale-Up Plan, IPR agrees to evaluate promptly each iteration of the Prototype and/or report of results delivered by CIMA and use all commercially reasonable efforts to respond to CIMA within [...***...] of receipt thereof. IPR's response will indicate the acceptability of such proposed Prototype and/or the need, if any, for modification of the specifications in light of the results of IPR's evaluation. In the event of any unanticipated changes in the regulatory environment, or extreme market conditions or similar unforeseen events which affect the development of the Prototype and which are beyond the parties' control (including but not limited to IPR's failure to respond to CIMA within [...***...] of IPR's receipt of any iteration of the Prototype or report of results), the parties will discuss such changed circumstances, the appropriate mechanisms to address them and their impact on the Development and Scale-Up Plan schedule.

         2.2.1 TIMELINESS PAYMENTS. In addition to the Development Fees set forth in Section 2.3 below, IPR will pay to CIMA, at the same time as the payment due under Section 2.3.3, a bonus of $[...***...] if CIMA completes Phase I of the Development and Scale-Up Plan in less than [...***...] after the Initiation Date. If CIMA completes Phase I of the Development and Scale-Up Plan after the expiration of [...***...] from the Effective Date, due solely to circumstances within CIMA's control, IPR may deduct $[...***...] from the payment due CIMA under Section 2.3.3 of this Agreement; PROVIDED, HOWEVER, that if the parties determine that the Prototype must be reformulated, CIMA shall have an additional [...***...], for a total of [...***...], to complete Phase I of the Development and Scale Up Plan without deduction from the payment due CIMA under Section 2.3.3. For the purposes of this Agreement, completion of Phase I of the Development and Scale-Up Plan shall be deemed to occur when [...***...].

    2.3 DEVELOPMENT FEES. In consideration for CIMA's development and production of the Prototype in accordance with this Agreement, IPR shall make the following non-refundable payments to CIMA:

         2.3.1     [...***...] within [...***...] of the Effective Date;

         2.3.2     [...***...] within [...***...] of shipment by CIMA of
[...***...] as outlined in [...***...] of Phase I of the Development and Scale-Up Plan; and

         2.3.2 [...***...] within [...***...] of completion of Phase I of the Development and Scale-Up Plan.

    2.4 DEVELOPMENT PROGRAM CONTACTS. The parties will each communicate and cooperate with the other, through their designated contact persons, to the extent necessary to implement the Development and Scale-Up Plan. Exhibit E sets out the appropriate contact person at each of CIMA and IPR for the various tasks within each phase of the Development and Scale-Up Plan, and may be amended from time to time to reflect changes in the amending party's designated contact persons.


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ARTICLE 3.    OPTION, EXCLUSIVITY, LICENSE

    3.1  OPTION.  Effective upon delivery of the Option Fee described in
Section 3.3 below, CIMA hereby grants to IPR an option to enter into an exclusive license agreement to utilize the OraSolv-Registered Trademark-Technology for the development, marketing, distribution and sale of the Product [...***...] (the "Option"). The term of such Option shall extend from the Effective Date until the earlier of (i) [...***...] after completion of data analysis from the pilot bio-study of the Final Prototype developed pursuant to Section 2.2, or (ii) [...***...], unless otherwise agreed by the parties or unless the U.S. Food and Drug Administration requests or requires the parties to perform efficacy and/or stability studies in addition to, or instead of, those activities provided in the Development and Scale-Up Plan, in which case the parties shall establish a mutually acceptable extension of the Option term. IPR may exercise the Option by (i) providing CIMA with written notice thereof, and (ii) negotiating and entering into a license agreement with CIMA in accordance with the terms set forth in Section 3.4 below (the "License Agreement") prior to the end of the Option term. In the event that the parties fail to negotiate and enter into the License Agreement by the end of the Option term, CIMA's obligations under Section 3.2 hereof shall terminate and CIMA shall be free to enter into any license agreement with respect to the Field with any third-party, on any terms CIMA may, in its sole discretion, deem appropriate.

    3.2  EXCLUSIVITY.

         3.2.1 CIMA. In consideration for the Option Fee, CIMA hereby agrees that from the Effective Date until the expiration or termination of the Option term set forth in Section 3.1, CIMA shall not enter into any negotiations or agreements with any third party relating to the development or commercialization of products containing as an active ingredient [...***...] compound in the Field.

         3.2.2 IPR. In consideration for the Option granted hereunder, IPR hereby agrees that from the Effective Date until the expiration or termination of the Option term set forth in Section 3.1, IPR shall not develop or commercialize, or enter into any negotiations or agreements with any third party relating to the development or commercialization of, [...***...] compound that disintegrates or dissolves in the mouth [...***...] by either placing on the tongue or by chewing.

    3.3 OPTION FEE. In consideration for the exclusivity obligations set forth in Section 3.2 and the Option granted in Section 3.1, IPR shall pay to CIMA the sum of [...***...] (the "Option Fee"). CIMA acknowledges that [...***...], creditable against the Option Fee, has been paid by IPR to CIMA
as of the Effective Date.   IPR shall pay the balance due on the Option Fee,
[...***...] within [...***...] of the Effective Date. The total Option Fee payable hereunder shall be creditable against the upfront license fee payable to CIMA upon execution of the License Agreement as set forth on Exhibit F.

    3.4 TERMS OF LICENSE. The terms of the proposed License Agreement shall include, but not be limited to, the terms set forth on Exhibit F.

    3.5 SUPPLY AGREEMENT. Simultaneously (unless otherwise agreed by the parties) with the execution of the License Agreement, the parties shall enter into a commercialization and supply agreement pursuant to which CIMA shall be the exclusive supplier of IPR's commercial requirements of the Product with


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the exception that IPR may negotiate manufacturing rights to the Product.
Such agreement shall include, but not be limited to, the terms set forth on Exhibit G and shall also set forth the obligations of CIMA with respect to finalization of development, scale-up and validation of the Product. Scale-up and commercialization costs shall be paid by IPR and are delineated in Exhibit H.

    3.6 FACILITIES VISITS. During the term of this Agreement, CIMA shall allow personnel of IPR and/or Zeneca Limited, at IPR's expense, to visit the manufacturing and research facilities of CIMA and to consult with CIMA personnel, at mutually agreeable times and upon reasonable notice, to discuss and review the development of the Product, PROVIDED, HOWEVER, that such personnel shall not be permitted to visit any area of the manufacturing and research facilities of CIMA which contain confidential information or materials of a third party which cannot be removed or protected from such personnel's view. However, CIMA acknowledges that infrequently for regulatory or similar compliance reasons, all areas of the manufacturing and research facilities of CIMA may need to be visited and inspected by such personnel and CIMA shall use all reasonable commercial efforts to manage its manufacturing and site arrangements to permit such "all areas" visits and inspections, but CIMA shall not be required by virtue of this provision or otherwise to breach any confidentiality or other provisions in its agreements with any third party.

ARTICLE 4.    GENERAL PROVISION

    4.1 LIMITATIONS ON USE. IPR and CIMA agree that each shall use the Prototype and the Confidential Information (as defined in Section 4.3.1) of the other solely for the purposes specified in this Agreement and for no other purpose, including without limitation, use of the Prototype or Confidential Information relating to [...***...] in any research or commercial activities other than those which relate directly to the purposes specified herein. Each party's permitted use of [...***...] and the Prototype shall be in compliance with all applicable laws and regulations. Unless the parties enter into the License Agreement, upon expiration or termination of the Agreement, each party shall return or destroy, all Confidential Information of the other party, as directed by said other party, including all unused quantities of the Prototype or samples of [...***...], and also including information related to [...***...]and copies of any and all information, data and results obtained from conduct of evaluations under this Agreement or relating to the use of the Prototype (the "Results"). However, one copy of the other party's Confidential Information may be retained by each party solely for the purpose of determining its continuing obligations under this Agreement. Neither party shall sell, transfer, disclose or otherwise provide access to Confidential Information concerning [...***...], the Prototype or the Results, any method or process relating thereto or any material that could not have been made but for access to the foregoing, to any person or entity without the prior expressed written consent of the party owning the Confidential Information, except that either party may allow access to the Confidential Information to employees, subcontractors or agents during the term of, and solely for purposes consistent with, this Agreement. Each party will make diligent efforts to ensure that such employees, agents and subcontractors will use the Confidential Information in a manner consistent with the terms of this Agreement.


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    4.2  TERM AND TERMINATION.

         4.2.1     TERM.  Unless sooner terminated in accordance with Section
4.2.2 or 4.2.3 below, this Agreement shall expire upon the expiration or termination of the Option.

         4.2.2 TERMINATION FOR BREACH. Either party may terminate this Agreement upon [...***...] written notice to the other in the event the other commits a material breach of a provision of this Agreement and fails to cure such breach prior to the end of such [...***...] period.

         4.2.3 TERMINATION BY IPR. IPR shall have the right to terminate this Agreement prior to exercise of the Option upon [...***...] written notice to CIMA.

         4.2.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement pursuant to Sections 4.2.1 or 4.2.3 above, or termination by CIMA pursuant to Section 4.2.2 above, IPR shall [...***...]. Upon termination by IPR pursuant to Section 4.2.2, CIMA shall [...***...] pursuant to Section 3.3. Nothing in this Agreement shall be construed to relieve either party of any obligations incurred by it hereunder prior to the effective date of termination hereof. This Article 4 shall survive any termination or expiration of this Agreement.

    4.3 CONFIDENTIALITY. Each of the parties shall be bound by the following terms and conditions:

         4.3.1 Subject to the limitations set forth in Section 4.3.2 below, all information disclosed to the other party and identified by the disclosing party as confidential shall be deemed "Confidential Information" of the disclosing party. In particular, Confidential Information shall be deemed to include, but not be limited to, the Prototype and any documentation relating thereto, information related to [...***...], the Results, any patent application or drawing or potential patent claim the subject matter of which is directly or indirectly derived from information disclosed hereunder, any trade secret, information, invention, idea, samples, process, method, procedures, formulations, packaging designs and materials, test data relating to any research project, work in process, future development, engineering, manufacturing, regulatory, marketing, servicing, financing, or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form.

         4.3.2 The term "Confidential Information" shall not be deemed to include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information, as evidenced by its records except where the same was previously disclosed by the disclosing party to the receiving party or its Affiliates under the terms of a Confidentiality Agreement; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without use of Confidential Information of the other party; (v) is the subject of a written permission to disclose provided by the disclosing party
(vi) is required to be disclosed by law; or (vii) is required to be disclosed to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary.


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         4.3.3     During the term of this Agreement and for a period of
[...***...] after termination hereof [...***...] with respect to information pertaining to manufacturing processes and know-how), each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

         4.3.4 The parties under this Agreement shall advise their employees who might have access to Confidential Information of the confidential nature thereof and agree that their employees and agents shall be bound by the terms of this Agreement. No Confidential Information shall be disclosed to any employee who does not have a need for such information. Each party may disclose Confidential Information to its Affiliates to the extent required to accomplish the purposes of this Agreement.

    4.4 OWNERSHIP. Title and ownership rights in the OraSolv Technology and other Confidential Information of CIMA shall remain at all times with CIMA. IPR acknowledges that the OraSolv Technology and such Confidential Information shall remain the sole property of CIMA and IPR will acquire no title thereto as a result of this Agreement. Title and ownership rights in IPR's Confidential Information shall remain at all times with IPR. CIMA acknowledges that the Confidential Information of IPR shall remain the sole property of IPR and CIMA will acquire no title thereto as a result of this Agreement. Nothing in this Agreement shall be construed as conferring on either party an expressed or implied license or option to license any disclosed Confidential Information, technology, or any patent or patent application except as expressly provided herein.

         4.4.1 INVENTIONS. CIMA shall solely own all right, title and interest in and to any technology invented during the course of the development work for IPR under this Agreement, whether patentable or not, that is necessary or useful to the manufacture or distribution of the Product ("New Technology"). Any such New Technology shall be included in the OraSolv Technology (except to the extent that such New Technology would otherwise be excluded from the definition of Orasolv Technology pursuant to the Product Criteria set forth in Exhibit D), and as such shall be subject to the terms of the License Agreement. CIMA may, in its sole discretion and at its sole expense, file and prosecute patent applications on New Technology and obtain and enforce patents issuing from such applications. CIMA shall solely own all such patent applications and patents. If CIMA files and prosecutes patent applications on any New Technology relating to [...***...], it will consult with IPR regarding the content of any filings made with the United States Patent and Trademark Office (or any foreign equivalent thereof) with respect to such applications and shall keep IPR informed of the progress of such patent prosecution efforts and related proceedings. IPR agrees to execute such documents and render such assistance to CIMA as may be necessary or appropriate to enable CIMA to obtain and maintain title to any New Technology and to any patent application or patent on such New Technology, and to enforce any such patents.

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    4.5  Representations and Warranties.

         4.5.1 CIMA WARRANTS THAT DEVELOPMENT AND PILOT-SCALE MANUFACTURE BY CIMA OF THE PROTOTYPE SHALL BE CONDUCTED IN A WORKMANLIKE MANNER USING REASONABLE SKILL AND CARE AND IN ACCORDANCE WITH CURRENT GOOD MANUFACTURING PRACTICES PROMULGATED BY THE U.S. FDA. EXCEPT AS SET FORTH ABOVE, THE PROTOTYPE IS BEING SUPPLIED TO IPR WITH NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT IT IS FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OF ANY PATENT OR OTHER PROPRIETARY RIGHTS OF SUCH PARTY. TO THE BEST OF CIMA'S KNOWLEDGE WITHOUT INVESTIGATION, CIMA HAS NOT BEEN SERVED WITH OR NOTIFIED OF ANY CLAIM OR POTENTIAL CLAIM OF ANY THIRD PARTY THAT THE ORASOLV TECHNOLOGY INFRINGES ANY PATENT OR OTHER PROPRIETARY RIGHTS OF SUCH PARTY AND NEITHER IS IT AWARE OF ANY PATENT OR OTHER PROPERTY OF ANY THIRD PARTY WHICH INFRINGES THE ORASOLV TECHNOLOGY.

         4.5.2     CIMA represents and warrants that:

              (i) CIMA is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

              (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which CIMA is a party, or CIMA's Certificate of Incorporation or Bylaws.

              (iii) This Agreement has been duly executed and delivered by CIMA and is a legal, valid and binding obligation enforceable against CIMA in accordance with its terms.

         4.5.3     IPR represents and warrants that:

              (i) IPR is a corporation duly organized, existing and in good standing under the laws of Puerto Rico, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

              (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which IPR is a party, or IPR's Certificate of Incorporation or Bylaws.

              (iii) This Agreement has been duly executed and delivered by IPR, and is a legal, valid and binding obligation enforceable against IPR in accordance with its terms.

    4.6  INDEMNITY.

         4.6.1 CIMA agrees to and hereby does indemnify and hold IPR and its Affiliates harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses,


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including reasonable legal expenses and costs (including attorneys' fees), which IPR or its Affiliates may incur, arising out of any third party claim of property damages or personal injury or death arising from CIMA's application of the OraSolv Technology to [...***...] or CIMA's negligent or willful misconduct in its performance of this Agreement or any breach of a representation or warranty given herein by CIMA; PROVIDED, HOWEVER, that in no event shall CIMA be liable for any such claims, damages, losses, costs or expenses to the extent arising out of or resulting from materials supplied by IPR to CIMA, or IPR's negligence or willful misconduct.

         4.6.2 IPR agrees to and hereby does indemnify and hold CIMA and its Affiliates harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) which CIMA or its Affiliates may incur, arising out of any third party claim relating to the Prototype developed by CIMA for IPR hereunder or any aspect of IPR's performance of this Agreement, to the extent such liability results from the negligence or willful misconduct of IPR, or any breach of a representation or warranty given herein by IPR, PROVIDED, HOWEVER, that in no event shall IPR be liable for any such claims, damages, losses, costs or expenses to the extent arising out of or resulting from materials supplied by CIMA to IPR, or CIMA's negligence or willful misconduct.

    4.7 INDEPENDENT CONTRACTORS. The parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

    4.8 PUBLICITY. Any public disclosure of this Agreement or of the activities or rights hereunder, including but not limited to press releases, shall be reviewed and consented to by each party prior to such disclosure; PROVIDED, HOWEVER, that the foregoing shall not apply to make such disclosures (a) as may be required by law (including securities laws), provided that the party subject to such law shall seek confidential treatment of key commercial and scientific terms to the extent such treatment is available under law; (b) made in connection with an assertion of its rights under this Agreement; (c) made under a binder of confidentiality to any person or entity who may be interested in investing in or acquiring all or substantially all of the assets or securities of such party, or (d) made to its financial advisors provided that such party has used its best efforts in good faith to obtain a binder of confidentiality. Any consent required hereunder shall not be untimely or unreasonably withheld by either party. Notwithstanding the foregoing, the parties consent to a press release announcing this Agreement, in the form attached hereto as Exhibit J.

    4.9 FINAL AGREEMENT; AMENDMENTS. This Agreement sets forth the complete and final agreement of the parties and supersedes all prior and contemporaneous negotiations, understandings and agreements with respect to the subject matter hereof. No subsequent amendment or modification to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective officers of the parties hereto.

    4.10 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; PROVIDED, HOWEVER, that either party may assign or transfer its rights and obligations under this Agreement to an Affiliate or a purchaser of all or substantially all of the stock or assets of such party or to an entity into


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which such party is merged, without such consent. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 4.10 will be void.

    4.11 MISCELLANEOUS. This Agreement shall be governed by the laws of the State of Delaware. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

    4.12 NOTICES. Any notices required or permitted hereunder shall be given in writing to the appropriate party at the address specified below or at such other address as the party shall specify in writing.

    4.13 SUBCONTRACTING. CIMA acknowledges that IPR and Zeneca Limited have entered into certain agreements regarding the performance of development activities (the "Zeneca/IPR Agreements") relevant to IPR's obligations under this Agreement, and that IPR may subcontract certain development activities set forth in the Development and Scale-Up Plan to Zeneca Limited pursuant to the Zeneca/IPR Agreements upon prior notice of such subcontracting to CIMA.

    IN WITNESS WHEREOF, the parties have by duly authorized persons, executed this Agreement, as of the date first written above.


CIMA LABS INC.                              IPR PHARMACEUTICALS, INC.
10000 Valley View Road                      P.O. Box 1967
Eden Prairie, Minnesota 55344               Carolina
USA                                         Puerto Rico 00984
Tel:  (612) 947-8700                        Tel: (809) 750-5353
Fax:  (612) 947-8770                        Fax: (809) 750-5332

By:/s/ Jack Khattar                         By:/s/ B.J. Thorpe
   --------------------------                  ----------------------

--------
Title:   V.P. Business Development          Title:    Chairman

                                     EXHIBIT A

                      PROTOTYPE DEVELOPMENT AND SCALE-UP PLAN

PHASE I

A. CIMA to develop and scale-up a [...***...] using [...***...]. CIMA will validate the coating process and place a [...***...] batch and [...***...] (see attached [...***...]).

    IPR to provide CIMA, at no cost to CIMA, an [...***...] for the initial development of the coating process. Additional material, [...***...], will be provided to CIMA, at no cost to CIMA, for the scale-up and validation of the coating process and manufacture of batches in part E of this plan. IPR will provide [...***...] drug substance.

    CIMA will validate the coated drug substance analytical testing methods. IPR will supply reference standards for [...***...] and key degradents or impurities. [...***...] based on taste characteristics described to CIMA by IPR. If [...***...] is required time and cost estimates will have to be determined.

B. CIMA to manufacture [...***...] formulations of OraSolv Tablet Formulations containing [...***..] selected by IPR. CIMA will provide [...***...] for IPR to conduct consumer testing. IPR will complete the consumer testing and select [...***...] to be carried forward in development. If IPR does not complete the evaluation in the time allotted [...***...] the Development and scale-up timeline will be extended accordingly.

    CIMA to develop [...***...] OraSolv Tablet formulations. [...***...] formulations containing [...***...] drug substance (developed in part A of this plan) and [...***...] formulations containing [...***...] drug substance. CIMA will develop and validate both cleaning verification and final product testing analytical methods. CIMA will validate the final product testing microbial test methods. IPR will provide CIMA current analytical testing methods and validation documents for cleaning verification and product release of [...***...].

    CIMA will perform excipient compatibility experiments between [...***...]. No other excipient compatibility work will be conducted.

D. CIMA to manufacture and release [...***...] of the [...***...] developed in part C of this plan ([...***...]). CIMA will place these [...***...] on [...***...]. IPR will evaluate the [...***...] batches within [...***...]
    after receiving [...***...] and make a final [...***...] selection. If IPR does not complete the evaluation in the time allotted the Development and Scale-up timeline will be extended accordingly. The stability studies for the [...***...] will be carried forward. The [...***...] will be discontinued [...***...]. Of the [...***...] will be [...***...]. This decision will be made before the [...***...] time point of the [...***...] is reached.


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*CONFIDENTIAL TREATMENT REQUESTED

    Up to [...***...] may be undertaken if necessary in the judgment of IPR.
    If a [...***...] is initiated, [...***...] will be added to the development schedule. [...***...] can not be initiated based on a request for a [...***...] selected in Part B of this development plan. [...***...] may be undertaken only under terms to be mutually agreed by the parties.

E1. CIMA will scale-up the tablet manufacturing process for the [...***...]
    selected in Part D of this plan up to a scale representing [...***...] of the eventual production size batch or [...***...], whichever is greater. A production size batch is expected to be [...***...]. CIMA will manufacture [...***...] or [...***...], whichever is greater, of each formulation selected in Part D of this agreement for use in a bioequivalence study. CIMA will place these batches on [...***...]. CIMA will write the required CMC documents, in IPR's required format, for the submission of an IND. IPR will supply to CIMA sample documents, templates or documentation to enable CIMA to write the CMC documents in IPR's preferred format. IPR will conduct the bioequivalence study and report the results back to CIMA within [...***...] of receiving released material. Tablet specification for [...***...] will be established based on formulation and process capabilities. For a minimum of Phase I, data will be collected for information only on [...***...].

    [...***...] will attempt to match the current [...***...], if possible [...***...]. Only [...***...] will be supplied in the final product. This evaluation will be performed before the manufacture of the definitive stability batches. Some additional capital expense may be incurred for tablet tooling. Specifics will be discussed with IPR before any expenditures are made and will be billed to IPR separately.

E2. CIMA will manufacture an additional [...***...] batches or [...***...]
    batches, whichever is greater, of each formulation and place them on stability at the agreed upon conditions. The [...***...] referred to in Part E1 and E2 will be initiated at the same time, estimated to be [...***...]. The batches will be packaged [...***...]. The tablet layout will likely be [...***...] for development batches, even though the commercial format will be [...***...]. CIMA will completely package (in unlabeled [...***...]) at least [...***...] of each formulation for use in clinical studies in [...***...].

F. CIMA will manufacture and package in unlabeled [...***...] to deliver at least [...***...] for use in clinical studies during [...***...].

    Once the bioequivalence results are known, IPR will select [...***...]. The [...***...] for the selected formulation will be carried out to completion (see attached [...***...]), the other [...***...] will be discontinued. This selection of a formulation for final scale-up will be made prior to the [...***...] for the relevant [...***...] studies is reached.

    [...***...] has been estimated for completion up to but not including
    Part E2 of Phase I of this development plan. If an [...***...], an additional [...***...] will be added to the schedule or [...***...] will be required to complete up to but not including Part E2 of Phase I. The work outlined in Part E2 may require [...***...] and will be completed while IPR is conducting bioequivalence testing. Any time delays in receiving required drug substance supplies or decisions ([...***...]


----------
*CONFIDENTIAL TREATMENT REQUESTED
    selection, prototype evaluation etc.) from IPR will increase the time allotted to CIMA to complete the development program.


PHASE II

CIMA will scale up the formulation selected in Part E of this plan by manufacturing [...***...] batches. A full scale GMP batch will be manufactured and placed on [...***...] (see attached [...***...]). The full scale GMP batch will be sampled and tested according to the agreed process validation protocol. A full scale batch is expected to be approximately [...***...]. CIMA will write the required CMC documents in the appropriate IPR format. The stability plan will include [...***...] on [...***...] and [...***...] on [...***...] (see
attached [...***...]). The batch will be packaged in the exact components as the intended commercial product. The tablet layout will likely be [...***...] for development batches, even though the commercial format will be [...***...].

If IPR elects to proceed forward with a [...***...], CIMA will place an additional [...***...] batches [...***...] on bulk drug stability (see attached [...***...]).

Process validation batches are not included in Phase II of the development plan. Process validation batches will be manufactured at IPR's request and will be billed separately. The cost of the validation batches will be negotiated based on the agreed upon validation protocol. The validation protocol will be negotiated and agreed upon prior to regulatory submission in order to have the signed protocol available at the time of a PAI. Validation batches will not be manufactured prior to a PAI and are expected to be manufactured just prior to or just after the first regulatory approval ([...***...]). The first commercial manufacturing campaign will consist of at [...***...], IPR will order this minimal quantity even if this represents a quantity in excess of the first years commercial requirements.

MONITORING

CIMA will issue update reports within [...***...] of key milestone events. A series of key milestone events will be mutually agreed to between the CIMA and IPR. At the end of Phase I, a full development report(s) will be written within [...***...] of initiating the last definitive stability study.

Two key dates have been identified for meetings in Minneapolis:

-   [...***...] (after [...***...] and prior to [...***...]).

-   [...***...] and prior to [...***...].

Scheduled visits of IPR personnel to CIMA Labs:

-    [...***...]


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*CONFIDENTIAL TREATMENT REQUESTED

-    Monitor of GMP batch manufacture

-    Additional visits will be scheduled as needs arise

A minimum of [...***...] will be made by CIMA to IPR based upon a mutually agreed to [...***...] schedule.

          [...***...]

          [...***...]

          [...***...]

          [...***...]




----------
*CONFIDENTIAL TREATMENT REQUESTED

                                     EXHIBIT B

                          PATENTS AND PATENT APPLICATIONS


    COUNTRY        PATENT/APPLICATION NO.   FILING/ISSUE DATE
    -------        ----------------------   -----------------
    United States             [...***...]         [...***...]

    United States             [...***...]         [...***...]

    United States             [...***...]         [...***...]

    United States             [...***...]         [...***...]

    [...***...]               [...***...]         [...***...]

    [...***...]               [...***...]         [...***...]

    [...***...]               [...***...]         [...***...]

    [...***...]               [...***...]         [...***...]

________________________
1 Issued Patents

2 Pending Patent Applications

* Licensed Technology



----------
*CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

                               GENERAL SPECIFICATIONS


-    Dose
     ----
     [...***...]

-    Tablet Size/Shape
     -----------------
     [...***...]

-    Flavor
     ------
     [...***...] to be determined [...***...].

-    Color
     -----
     [...***...]

-    Tablet disintegration
     ---------------------
     [...***...]

-    Packaging
     ---------
     [...***...]

-    Stability
     ---------
     Sufficient to give a [...***...].

-    Bioavailability
     ---------------
     Bioequivalent to conventional [...***...]. Variability in [...***...] within ranges acceptable to the regulatory authorities [...***...].



----------
*CONFIDENTIAL TREATMENT REQUESTED

                                     EXHIBIT D

                                  PRODUCT CRITERIA
                           (FOR PURPOSES OF SECTION 1.6)


-    Tablets contain [...***...] compound for the treatment of [...***...].

- Tablets that disintegrate or dissolve in the mouth in [...***...] by either placing on the tongue or by chewing, such disintegration or dissolution time to be measured in accordance with the in vitro test specification set out below.

-    Tablets that include either a [...***...].

OraSolv Technology will not include any CIMA technology that is specifically designed to increase or enhance the rate and/or the extent of absorption of active drug substances [...***...], regardless of the in-vitro or in-vivo disintegration/dissolution time. This exclusion also extends to enhanced absorption in the oral cavity (sublingual or buccal) or upon ingestion throughout the GI tract (stomach, intestines and colon).




                                     [...***...]


----------
*CONFIDENTIAL TREATMENT REQUESTED

                               EXHIBIT E

                            CONTACT PERSONS


 AREA OF RESPONSIBILITY       CIMA        ZENECA (ON BEHALF OF IPR)
 ----------------------       ----        -------------------------

Business Development      Jack Khattar           Bob Nolan

Research and Development   John Hontz          John Shatwell

Mfg. and Packaging         Brian Jones         John Thornton

Accounting and Finance    Keith Salenger      Katrina Starkie

Regulatory                John Kosewick     Frances Duffy-Warren

                                     EXHIBIT F

                              PRINCIPAL LICENSE TERMS


1. DEFINITIONS. The License Agreement shall include those definitions from the Development and Option Agreement which are applicable to the License Agreement and such other definitions as are appropriate.

     1.1 IMPROVEMENTS. The definition of OraSolv-Registered Trademark-Technology will include improvements thereto to the extent the improvement is necessary or useful to the manufacture of the Product.

2.   LICENSES.

     2.1 LICENSE GRANT. CIMA will grant to IPR an exclusive (even as to CIMA), [...***...], royalty-bearing license (with the right to sublicense) in the Field to utilize the OraSolv-Registered Trademark- Technology for the development, marketing, distribution and sale of the Product.

     2.2 TERM OF LICENSE. The term of the license granted under Section 2.1 shall expire on a country-by-country basis on the later of (i) the last to expire of the licensed patents or (ii) [...***...] after the effective date of the License Agreement. The parties shall jointly consider ways of extending the term of such license to the extent permitted by applicable law or regulation.

     2.3 EXCLUSIVITY. In consideration for the license granted under Section 2.1, IPR will not, from the Effective Date until the expiration or termination of the License Agreement, develop or commercialize, either internally or through its Affiliates, or enter into any negotiations or agreements with any third party relating to the development or commercialization of, a formulation of [...***...] compound that disintegrates or dissolves in the mouth in [...***...] by either placing on the tongue or by chewing. This provision shall be subject to IPR's right to self-supply as described in Exhibit G of this Agreement.

3.   COMMERCIALIZATION AND MARKETING.

     3.1 COMMERCIALIZATION DILIGENCE. IPR will file its application for FDA approval to market the Product in the United States and [...***...] (such countries together with the United States hereafter called "Major Countries") within [...***...] of final stability data for the Product being available to IPR. Such filing timetable is based upon the following assumptions: that regulatory authorities will approve the Product on the basis of a successful bioequivalence study only, and that an efficacy study is not required; and that the following stability data will be sufficient for regulatory approval:

                    [...***...]
                    [...***...]
                    [...***...]


-------------------
*CONFIDENTIAL TREATMENT REQUESTED      1

          If either clinical efficacy data or additional stability data is required, IPR's filing timetable will be amended to be not more than [...***...] after the last required data becomes available to IPR. IPR will launch the Product in each Major Country in which it receives regulatory and pricing approval to market the Product within [...***...] of receiving the later received approval.

          3.1.1 FAILURE OF IPR TO MEET COMMERCIALIZATION DILIGENCE OBLIGATIONS. In the event IPR fails to meet any of the commercialization diligence milestones set forth in Section 3.1, CIMA may, [...***...]. If CIMA elects to terminate the license, CIMA shall give IPR [...***...] notice of termination, during which period the parties shall discuss the circumstances which caused IPR to fail to meet the relevant milestone and IPR may propose appropriate strategies to cure its failure. CIMA may, in its discretion, elect to permit IPR to implement its proposed strategy for such time as the parties may agree. If at the end of such agreed upon period IPR still has not met the relevant milestone, CIMA may terminate the license in the relevant Major Country upon [...***...] written notice to IPR.

          3.1.2 REGULATORY ASSISTANCE. CIMA will provide, such assistance to IPR in connection with IPR's application for approval to market the Product in any country as may reasonably be necessary to assist IPR in obtaining such approval. CIMA will provide [...***...] of assistance per annum at CIMA's expense, with any further assistance to be provided at IPR's expense.

     3.2 MARKETING DILIGENCE. IPR will use commercially reasonable efforts to market the Product consistent with IPR's usual practice in commercializing and marketing products of similar market potential.

     3.3 MINIMUM SALES. Commencing on the [...***...] of the later of (i) [...***...] of the Product in [...***...] or (ii) [...***...] of the Product in
[...***...], IPR will meet an annual minimum sales target of [...***...] of its projected sales for the Product as set forth on Exhibit K. The minimum sales targets form the basis for calculating a material component of CIMA's compensation under this Agreement; as such, they will not be amended except by mutual agreement of the parties. In any event, Exhibit K shall not be subject to revision or amendment by virtue of the forecasting and ordering procedures set out in any Supply Agreement which the parties may enter. In the event that IPR fails to gain marketing and/or price approval for the Product in one or more Major Countries, the parties will meet to agree a fair and reasonable adjustment to the projected sales for the Product as set forth on Exhibit K to take account of such non-approval.

          3.3.1 FAILURE TO MEET MINIMUM SALES REQUIREMENTS. In the event IPR fails to meet the minimum sales target in any year in which such minimum sales target applies set forth above (i) the [...***...], and (ii) CIMA will be free to license the OraSolv Technology in the Field to third parties. CIMA will have no financial or accounting obligations to IPR as a result of any license by CIMA of the OraSolv Technology to third parties under Section 3.3.1(ii). Prior to exercising any of the rights set out in parts (i) and (ii) of this Section 3.3.1, CIMA shall [...***...], and if IPR elects to make such payment, the License Agreement shall continue on an exclusive basis in full force and effect.

     3.4 ADDITIONAL LANGUAGE. The License Agreement will contain such additional language as is appropriate to govern the parties' respective commercialization, marketing and diligence obligations.

-------------------
*CONFIDENTIAL TREATMENT REQUESTED      2

4.   PAYMENTS AND ROYALTIES.

     4.1 LICENSE FEE. In consideration for the license granted under the License Agreement, IPR will pay to CIMA within [...***...] of the effective date of the License Agreement a one-time fee of [...***...] PROVIDED, HOWEVER, that the License Option Fee of [...***...] paid pursuant to the Development and License Option Agreement shall be credited against the License Fee due under this Section 4.1.

     4.2 MILESTONE PAYMENTS. Subject to the terms and conditions of the License Agreement, IPR will pay to CIMA the following milestone payments:

          4.2.1     [...***...] within [...***...] of successful [...***...];

          4.2.2     [...***...] within [...***...] of successful [...***...] of the Product;

          4.2.3     [...***...] within [...***...] of [...***...] of the
Product, of which [...***...] shall be creditable against earned royalties on net sales of the Product, PROVIDED, HOWEVER,, that IPR may not take as a credit an amount in excess of [...***...] and any excess credit shall be carried over to the next royalty period until all such credit is exhausted;

          4.2.4     [...***...] within [...***...] days of the earlier of (i)
[...***...] the Product, or (ii) the [...***...] the Product [...***...] in the
Territory.

     4.3 ROYALTIES. IPR shall pay to CIMA royalties on worldwide annual net sales of the Product at the marginal royalty rates set forth below:

          ANNUAL NET SALES                            RATE
          (i)   [...***...]                        [...***...]
          (ii)  [...***...]                        [...***...]
          (iii) [...***...]                        [...***...]

          The net sales amounts set forth above shall be subject to annual increases as provided herein. Within [...***...] after the end of each calendar year in which IPR sells the Product pursuant to this Agreement, IPR shall report to CIMA the percentages of worldwide net sales of the Product during that calendar year resulting from the sale of the Product both within and outside of the United States. The sales levels marked by * and ** above ("Trigger Point I" and "Trigger Point II", respectively) shall be increased for the purpose of calculating royalties payable to CIMA during the following calendar, as follows:

          First, the applicable percentage increase in the Trigger Points shall be calculated:

               C =  [...***...], where

               A =  [...***...];

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*CONFIDENTIAL TREATMENT REQUESTED      3

               B =  [...***...];

               C =  [...***...].

          Then, the Trigger Points shall be increased for the following calendar year according to the following formulae:

               Trigger Point I = [...***...]

               Trigger Point II = [...***...].

          For example, if during the first calendar year of Product sales the net sales of the Product within the United States equal [...***...] of the Product during that calendar year, then the percentage increase for each of the Trigger Points for the following calendar year shall equal [...***...]. Trigger Point I for the second calendar year of sales would therefore equal [...***...], and Trigger Point II for the second calendar year of sales would therefore equal [...***...]. If during the second calendar year of Product sales the net sales of the Product within the United States equal [...***...] of the Product during that calendar year, then the percentage increase for each of the Trigger Points for the following calendar year shall equal [...***...]. Trigger Point I for the third calendar year of sales would therefore equal [...***...], and Trigger Point II for the third year of sales would therefore equal [...***...].

          In the event that IPR has to pay a license fee to any third party to enable IPR to continue to use the OraSolv Technology, the amounts payable to CIMA under this Section 4.3 shall be correspondingly reduced such that [...***...], provided however, that such reduction shall not exceed [...***...] and that any unused credit may be carried forward and applied in accordance herewith.

          If at any time during the term of the License Agreement the manufacture, use, sale, offer for sale or import of the Product in a Major Country would, but for the license granted to IPR pursuant to the License Agreement, infringe a patent included in the OraSolv Technology, and if all claims of such patents in such country subsequently become invalid, then the royalty rates set out above in this Section 4.3 on net sales of the Product in such Major Country shall be reduced by [...***...] for so long as the manufacture, use, sale, offer for sale or import of the Product in such Major Country would not, but for the licenses granted pursuant to this Agreement, infringe a patent included in the Orasolv Technology.

     4.4 TERM OF ROYALTY OBLIGATION. The royalties set forth in Section 4.3 above shall be effective as of the date of [...***...] and shall continue on a country-by-country basis until the later of (i) the expiration of the last to expire of the licensed patents in such country, or (ii) [...***...] of the Product in such country.

5.   INTELLECTUAL PROPERTY

     5.1 OWNERSHIP. Title and ownership rights in the OraSolv Technology and other Confidential Information of CIMA shall remain at all times with CIMA. IPR acknowledges that the OraSolv Technology and such Confidential Information shall remain the sole property of CIMA and IPR will acquire no title thereto

-------------------
*CONFIDENTIAL TREATMENT REQUESTED      4
as a result of this Agreement. Title and ownership rights in IPR's Confidential Information shall remain at all times with IPR. CIMA acknowledges that the Confidential Information of IPR shall remain the sole property of IPR and CIMA will acquire no title thereto as a result of this Agreement. Nothing in this Agreement shall be construed as conferring on either party an expressed or implied license or option to license any disclosed Confidential Information, technology, or any patent or patent application except as expressly provided herein.

     5.2 NEW INVENTIONS. CIMA shall solely own all right, title and interest in and to any technology invented during the course of the development work for IPR under this Agreement, whether patentable or not, that is necessary or useful to the manufacture or distribution of the Product ("New Technology"). Any such New Technology shall be included in the OraSolv Technology (except to the extent that such New Technology would otherwise be excluded from the definition of Orasolv Technology pursuant to the Product Criteria set forth in Exhibit D), and as such shall be subject to the terms of the License Agreement. CIMA may, in its sole discretion and at its sole expense, file and prosecute patent applications on New Technology and obtain and enforce patents issuing from such applications. CIMA shall solely own all such patent applications and patents. If CIMA files and prosecutes patent applications on any New Technology relating to [...***...], it will consult with IPR regarding the content of any filings made with the United States Patent and Trademark Office (or any foreign equivalent thereof) with respect to such applications and shall keep IPR informed of the progress of such patent prosecution efforts and related proceedings. IPR agrees to execute such documents and render such assistance to CIMA as may be necessary or appropriate to enable CIMA to obtain and maintain title to any New Technology and to any patent application or patent on such New Technology, and to enforce any such patents.

     5.3 PROSECUTION OF PATENTS. The License Agreement shall provide that CIMA will have the right, but not the obligation, to prosecute all patents encompassed by the OraSolv Technology and the New Technology, and that if CIMA elects to abandon or otherwise not prosecute such patents, IPR may assume prosecution of such patents.

     5.4 ENFORCEMENT AND DEFENSE OF PATENTS. The License Agreement will contain appropriate provisions for the enforcement of the OraSolv Technology and New Technology (at CIMA's cost and expense) against infringement and for the defense of third party claims that the OraSolv Technology or the New Technology infringes such third party's intellectual property rights.

6. TERMINATION. The License Agreement shall provide that in the event of termination by IPR for any reason (other than because of CIMA's breach of the License Agreement), or by CIMA because of IPR's breach of the License Agreement, IPR shall pay to CIMA a termination fee in an amount equal to (i) [...***...] plus (ii) [...***...] in order to perform its obligations under the License Agreement or the Supply Agreement.

7. ADDITIONAL PROVISIONS. The License Agreement shall contain such additional provisions as are customary, including without limitation, provisions relating to royalty reports, audit rights, maintenance of royalty records, confidentiality, publicity, representations and warranties of each party, indemnification, dispute resolution, assignment, governing law, export control, force majeure and notices.

                                     EXHIBIT G

                               PRINCIPAL SUPPLY TERMS

1. SUPPLY OF PRODUCT. CIMA shall manufacture and supply to IPR, and IPR shall purchase from CIMA, IPR's Requirements of the Product. As used herein, the term "Requirements" shall mean all quantities of the Product required by IPR, its Affiliates and sublicensees for clinical trial materials and for distribution, marketing and sale of the Product during the term of the Supply Agreement.

     1.1 CIMA will grant to IPR an option to manufacture or have manufactured up to one hundred percent (100%) of its requirements of the Product for distribution, marketing and sale by IPR, its Affiliates and sublicensees ("Self-Supply") commencing at any time after the [...***...] after commercial launch of the Product, except as provided in Section 1.2. IPR may exercise such option by so notifying CIMA in writing at least [...***...] before IPR requires the Technology Transfer to begin that IPR intends to Self-Supply. If IPR exercises its option to Self-Supply, IPR shall pay an Option fee (the "Self-Supply Option Fee") equal to [...***...] of which amount shall be paid to CIMA within [...***...] after IPR notifies CIMA that it will Self-Supply and the remaining [...***...] of which amount shall be paid to CIMA within [...***...] after the facility at which IPR will manufacture or have manufactured the Product receives the necessary regulatory approval(s) by the U.S. Food and Drug Administration (or equivalent regulatory agency, if applicable).

     1.2 If CIMA is unable to supply IPR with IPR's requirements of the Product for any reason other than force majeure of a duration less than [...***...], IPR may elect to manufacture the Product or have it manufactured by its Affiliates and sublicensees. In such situation, if IPR has already elected to Self-Supply at the time CIMA becomes unable to supply the balance of IPR's requirements, IPR will receive a refund of any portion of the Self-Supply Option Fee that IPR has paid to CIMA. However, IPR shall in such circumstances continue to be obligated to pay to CIMA the per tablet fee referred to in Section 1.3 below.

          If CIMA subsequently becomes able to again supply IPR with IPR's requirements of the Product and IPR elects to purchase any portion of its requirements of the Product from CIMA or elects to have CIMA reserve manufacturing capacity for manufacture of any portion of IPR's requirements of the Product, IPR shall repay to CIMA that portion of the Self-Supply Option fee refunded to IPR under this Section 1.2.

     1.3 If IPR elects to Self-Supply or to manufacture under Section 1.2, in addition to the technology transfer fee, IPR shall pay to CIMA either
(i) [...***...] manufactured by IPR, if at the time IPR elects to self-supply CIMA is supplying finished packaged Product to IPR, or (ii) [...***...] manufactured by IPR, if at the time IPR elects to Self-Supply CIMA is supplying [...***...] to IPR.

     1.4 If IPR elects to Self-Supply or to manufacture, under Section 1.2, IPR will have [...***...] without CIMA's written consent, may not use or permit its Affiliates or sublicensees to use the technology for any purpose other than to manufacture the Product, and may not permit its Affiliates or sublicensees to further transfer the technology. If IPR ceases to utilize the manufacturing technology to manufacture the Product, the manufacturing license will automatically terminate and revert to CIMA.

-------------------
*CONFIDENTIAL TREATMENT REQUESTED      1

     1.5 If IPR elects to Self-Supply or to manufacture under Section 1.2, CIMA will provide to IPR, its Affiliates and/or sublicensees, at IPR's sole expense, technical support and assistance to ensure the smooth and satisfactory establishment of the OraSolv Technology at the new manufacturing site.

2.   SUPPLY PRICE.  The supply price will be calculated consistent with Exhibit
I. Such price shall not in any event exceed [...***...] during the life of the Supply Agreement, based on IPR taking delivery of [...***...] Product. If IPR elects to take delivery of [...***...] of the Product from CIMA, CIMA shall adjust such [...***...] to [...***...] for the term of the Supply Agreement.
The parties acknowledge that for the purposes of the Supply Agreement, the [...***...] will nonetheless contain certain variable data (such as [...***...]). The definitive Supply Agreement will contain language appropriate to address these requirements.

3. PACKAGING. CIMA shall supply [...***...] or [...***...] of the Product to IPR, whichever IPR in its sole discretion elects to purchase. The Supply Agreement will contain appropriate terms concerning packaging and labeling the Product. IPR will provide all approved and final art and copy for the Product packaging and labeling.

4. ADDITIONAL PROVISIONS. The Supply Agreement will have additional customary terms and provisions, including without limitation, provisions relating to forecasting and firm orders, manufacturing requirements, regulatory requirements, risk of loss, rejection of Product, warranties, compliance with specifications and law, records, quality control, term and termination, inability to supply and indemnification, audits, manufacturing change control mechanism, performance criteria and measurement. In addition, the parties will enter a quality assurance agreement in substantially the form attached hereto as Exhibit L.

-------------------
*CONFIDENTIAL TREATMENT REQUESTED      2

                                     EXHIBIT H

                 DEVELOPMENT, SCALE-UP AND COMMERCIALIZATION COSTS
                            [...***...] (REVISED 8/18/97)



PHASE I.  DEVELOPMENT AND SCALE-UP [...***...]
     A.   Develop [...***...]                                    $        [...***...]
          [...***...]                                                     [...***...]
          [...***...]                                                     [...***...]
                                                                 --------------------
     Cost of [...***...]                                                  [...***...]
     B.   Cost to [...***...]                                             [...***...]
          ([...***...] tablets per [...***...])
     C.   Product Development Costs                                       [...***...]
          Analytical Support                                              [...***...]
          Method Validation(1)                                            [...***...]
                                                                 --------------------
     COST OF FORMULA AND METHOD DEVELOPMENT                      $        [...***...]
     D.   [...***...]                                            $        [...***...]
          Micro Testing                                                   [...***...]

          Prototype Stability Costs(2)                                    [...***...]
                                                                 --------------------
     COST OF [...***...] AND STABILITY                           $        [...***...]

     E.   Initial Formulation(s) Scale-up                        $        [...***...]
          Preparation of CMC Docs                                         [...***...]
          [...***...]                                                     [...***...]
          Micro Testing                                                   [...***...]
          Definitive Stability Cost(3)                                    [...***...]
                                                                 --------------------
     COST OF SCALE-UP AND BIO BATCH(S)                           $        [...***...]
     F.   Cost to [...***...]                                    $        [...***...]
          ([...***...] Tablets)

TOTAL PHASE I                                                             [...***...]
                                                                 --------------------
                                                                 --------------------
PHASE II
     Shipping Study [...***...](4)                               $           TBD
     [...***...] Stability                                               [...***...]*
     Final Scale-up Batches                                              [...***...]
     [...***...]                                                         [...***...]
     Micro Testing                                                       [...***...]
     Stability Costs                                                     [...***...]
     Preparation of CMC Docs                                             [...***...]
                                                                 --------------------
TOTAL PHASE II                                                   $       [...***...]
                                                                 --------------------
                                                                 --------------------

-----------
*CONFIDENTIAL TREATMENT REQUESTED

(1)Includes validation of analytical and microbial testing methods.
(2)Price discount based on [...***...] initiated at the same time.
(3)Price discounted based on [...***...] initiated at the same time.
(4)Conditions, etc.
 * If required.















-----------
*CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT I

                                  [...***...]
                       PRELIMINARY COST OF GOODS ESTIMATE
                                   6/26/97


MAXIMUM COST PER TABLET:  [...***...]
                          [...***...]

KEY ASSUMPTIONS:

-    Pricing assumes shipments to be FOB point of manufacture.
-    A Product supplied by CIMA will be in the configuration of [...***...].
-    Quality Control procedures normal to CIMA, which include:
     - testing and release of raw material, packaging components, and finished product.
     -    in-process sampling and testing.
- Released finished product not to be stored at CIMA for more than [...***...]
- Costs incurred by CIMA as mandated by regulatory revisions (i.e. plate and die charges due to label changes and product identification requirements, etc.) shall be additional and paid for by IPR.
-    Pricing does not include [...***...].
- Costs of Goods based on CIMA manufacturing 100% of IPR's production requirements.
-    IPR provides raw drug substance, [...***...], at no cost to CIMA.





*[...***...] shall be subject to the provisions of Section 2 of Exhibit G.


-----------
*CONFIDENTIAL TREATMENT REQUESTED

                                      EXHIBIT J

FOR IMMEDIATE RELEASE: Contact:   JOHN M. SIEBERT, PH.D.
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                      CIMA LABS INC.
                                      (612) 947-8700

                                      KEITH P. SALENGER
                                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                      CIMA LABS INC.
                                      (612) 947-8731

                       CIMA LABS AND ZENECA ANNOUNCE
                  DEVELOPMENT AND LICENSE OPTION AGREEMENT

ZENECA'S PRESCRIPTION PRODUCT TO BE COMBINED WITH ORASOLV-Registered Trademark-


Eden Prairie, MN, __/__/97 - CIMA LABS INC. (NASDAQ: CIMA) AND ZENECA. (NYSE:ZEN) today announced the signing of an exclusive development and license option agreement pertaining to one of Zeneca's currently marketed prescription products. This represents CIMA's second collaboration on developing a fast-dissolve formulation of a prescription product. In exchange for its development work and license option, CIMA will receive an option fee and development fees.

"Our partnership with Zeneca to combine one of their major prescription drugs with our fast-melt technology is a significant milestone for CIMA LABS," commented John M. Siebert, Ph.D., President and Chief Executive Officer of CIMA LABS INC. "We are pleased to announce that as a result of market research and consumer testing, the outstanding acceptance of our OraSolv-Registered Trademark- formulation was a key factor in Zeneca's decision to team up with CIMA."

"Providing value-added proprietary delivery of medication to our patients is a primary concern," commented Robert Nolan, Ph.D., of Product Licensing at ZENECA. "We believe OraSolv-Registered Trademark- offers us a superior drug delivery vector for our product."

OraSolv-Registered Trademark- is patented oral dosage form which incorporates microencapsulated drug ingredients into tablets that dissolve quickly in the mouth. OraSolv-Registered Trademark- is designed to improve taste acceptance, address difficulty of swallowing traditional tablets and capsules, while offering a convenient oral dosage form that can be taken anywhere and anytime, therefore increasing compliance.

CIMA LABS INC. is a drug delivery company that develops and manufactures products based upon its OraSolv-Registered Trademark- technology for marketing by multinational pharmaceutical companies to improve patient compliance and drug efficacy. CIMA was founded in 1986 and has been publicly held since July 1994. The Company's corporate headquarters and manufacturing facility is located in Eden Prairie, MN, and its Research and Development facility is located in Brooklyn Park, MN.

Zeneca is a broadly-based, bioscience group comprising international pharmaceuticals, agrochemicals and specialties businesses. All three businesses invent, develop, manufacture and market products designed to meet human needs around the world. Zeneca had total sales of GBP5.4bn in 1996.
In pharmaceuticals, the main therapeutic areas of interest are cardiovascular, cancer, anti-infection, central nervous system disorders, anesthetics and respiratory disease, with an annual Research and Development expenditure of around GBP390m. In 1996, sales in pharmaceuticals amounted to GBP2.4bn.

                                   EXHIBIT K

           ORASOLV-Registered Trademark- FAST MELT VOLUME PROJECTIONS
                     FOR MINIMUM SALES TARGET CALCULATIONS
                                 [...***...]



                 YEAR                           TABLETS [...***...]
             [...***...]                            [...***...]
             [...***...]                            [...***...]
             [...***...]                            [...***...]
             [...***...]                            [...***...]
             [...***...]                            [...***...]


The parties will agree on a mutually acceptable method for converting the above volume targets and, where necessary, related agreement provisions to a calendar year basis to avoid unnecessary accounting effort.


-----------
*CONFIDENTIAL TREATMENT REQUESTED